EXHIBIT 2.5

FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
REAL ESTATE

THIS FOURTH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into August 6, 2015 by and between MERIDIAN INVESTMENT GROUP LLC, a Michigan limited liability company, assignee of CROUCH INVESTMENT GROUP, L.L.C., a Michigan limited liability company (“Purchaser”), and REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-II, a Delaware limited partnership (“Seller”).

RECITALS:

A. WHEREAS, Seller entered into a Purchase and Sale Agreement with Purchaser dated March 5, 2015, which has been amended, and

B. WHEREAS, Seller and Purchaser have agreed to modify the purchase price and confirm Seller’s receipt of a non-refundable deposit.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, Seller and Purchaser hereby agree as follows:

1. The parties acknowledge that Seller has received a deposit in the amount of Two Hundred Thousand Dollars ($200,000).  Of that amount, $100,000 was paid by Diversified National Title and $100,000 has been paid directly by Purchaser.

2. The purchase price for the property shall be reduced from Three Million Sixty Thousand Dollars ($3,060,000) to Two Million Nine Hundred Eighty-seven Thousand Dollars ($2,987,000).

3. No commission shall be paid to Strathmore Development Company because no commission is due.

4. This Amendment may be signed in counterparts and an electronic signature shall be deemed equivalent to an original.

5. This Amendment shall not be effective until executed by both parties.

6. The terms of this Amendment are made a part of the Purchase and Sale Agreement, and in all other respects the Purchase and Sale Agreement, as previously amended, is affirmed and ratified.

Purchaser:	Seller:
MERIDIAN INVESTMENT GROUP LLC By: s/Scott Chappelle Its: Authorized Signatory	REALMARK PROPERTY INVESTORS LIMITED PARTNERSHIP-II By: s/ Matthew P. Iak Its: President